Exhibit 99.1

Vertrue Reports Fiscal 2005 Fourth Quarter and Fiscal Year Financial Results

    STAMFORD, Conn.--(BUSINESS WIRE)--July 28, 2005--Vertrue
Incorporated (Nasdaq: VTRU):

    -- Revenues were $158.7 million versus guidance of $159.0 million to $169.0 million.

    -- Earnings per share was $0.67 versus guidance of $0.54 to $0.59.

    -- Operating cash flow was $7.8 million versus guidance of $15.5 to $20.5 million.

    -- Operating cash flow before changes in assets and liabilities was $3.0 million versus guidance of $1.0 to $6.0 million, adjusted for the impact of the arbitration award.

    Vertrue Incorporated (Nasdaq: VTRU), a leading consumer services marketing company, announced today its financial results for the fourth quarter and fiscal year ended June 30, 2005.
    The Company reported revenues of $158.7 million compared to $133.2 million reported in the fiscal 2004 fourth quarter, and $149.0 million reported in the fiscal 2005 third quarter. Revenues related to the Company's 2005 acquisitions were $19.7 million in the fiscal 2005 fourth quarter and $15.6 million in the fiscal 2005 third quarter.
    The Company reported net income of $7.7 million, or $0.67 per diluted share, for the fiscal 2005 fourth quarter compared to $8.0 million, or $0.66 per diluted share, for the fiscal 2004 fourth quarter and $4.4 million, or $0.40 per diluted share, for the fiscal 2005 third quarter. Net income for the fiscal 2005 fourth quarter included a one-time charge related to an arbitration award of $5.5 million ($3.9 million net of tax), or $0.30 per share. Net income per diluted share exceeded guidance due to a lower effective tax rate recorded.
    The Company reported net cash provided by operating activities of $7.8 million for the fiscal 2005 fourth quarter versus $22.7 million in last year's fourth quarter and $9.9 million in the third quarter of fiscal 2005. Operating cash flow before changes in assets and liabilities reported for the fiscal 2005 fourth quarter was $3.0 million compared to $11.8 million in last year's fourth fiscal quarter and $8.7 million in the fiscal 2005 third quarter. See the table on page 9 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and page 10 for an explanation of the relevance of this measure.
    "As we close out fiscal 2005, our business is in great shape," said Gary Johnson, President and CEO. "This quarter we delivered strong operating performance across multiple dimensions, including Internet channel growth, direct to consumer growth, membership base growth, monthly member transition and financial results. Individually, each of these achievements represents the hard work and commitment of Vertrue employees around the country and beyond. Collectively, however, these results tell more. They indicate strong business momentum, a sound long-term strategy, effective channel diversification and successful member value proposition initiatives across our product portfolio."

    Full Year Results

    The Company reported revenues of $579.8 million in the fiscal year ended June 30, 2005 compared to $488.7 million in the fiscal year ended June 30, 2004. Reported revenues include the results of acquisitions completed during 2004 and 2005. Excluding these results, revenues would have been $469.4 million in the fiscal year ended June 30, 2005 compared to $471.0 million in the fiscal year ended June 30, 2004.
    The Company reported net income of $25.5 million, or $2.22 per diluted share, in the fiscal year ended June 30, 2005 compared to $28.0 million, or $2.29 per diluted share, in the prior year. Net income for the fiscal year ended June 30, 2005 included a one-time charge related to an arbitration award of $5.5 million ($3.6 million net of tax), or $0.28 per share. The effective tax rate used to compute net income was 34.4% for the fiscal year ended June 30, 2005 compared to 40% for the fiscal year ended June 30, 2004 primarily due to the realization of a full year's benefit of the Lavalife acquisition on our effective tax rate. The effect of the lower rate on earnings per share for the fiscal year 2005 was $0.17 per diluted share.
    The Company reported net cash provided by operating activities of $32.3 million for the fiscal year ended June 30, 2005 versus $47.9 million in the prior year. Operating cash flow before changes in assets and liabilities reported for the fiscal year ended June 30, 2005 decreased to $29.4 million from $52.1 million in the prior year primarily due to increased interest expense, increased current taxes payable and the charge for the arbitration award in the current year. See the table on page 9 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and page 10 for an explanation of the relevance of this measure.
    During the fourth quarter and fiscal year ended June 30, 2005, the Company purchased 196,000 and 1,168,000 shares, respectively, of its common stock and spent $41.1 million during the fiscal year ended June 30, 2005. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 825,000 additional shares as market conditions permit. As of June 30, 2005, there were 9,683,000 shares of common stock outstanding.

    Business Outlook:

    Management offers the following guidance for the fiscal year ended June 30, 2006 (dollars in millions, except per share amounts):



                                                  %Increase/(Decrease)
                                                  --------------------
                                   2006 Estimate           vs. 2005
                                  ---------------       --------------
                                  High       Low        High      Low
                                  ----       ---        ----      ---
Revenues                         $640.0    $630.0        10%        9%
Revenues before deferral          624.0     611.0        15%       12%
EBITDA                             80.0      78.0         2%      (1)%
Adjusted EBITDA                    67.5      62.0        18%        8%

Diluted EPS                       $2.13     $2.03       (4)%      (9)%


    Management believes Adjusted EBITDA is an important and relevant measure of the Company's current performance. Revenue, EBITDA and EPS are affected by the reductions in the deferred revenue and deferred solicitation costs balances which can be significant period to period. These reductions reflect the increase in the mix of revenue from members on a monthly payment plan.
    The effect of the reductions in deferrals increased revenue, EBITDA and EPS in fiscal 2005 and will have a corresponding negative impact on those same metrics in 2006. Excluding the effect of deferrals, Adjusted EBITDA decreased 2% from 2004 to 2005 primarily due to the increase in the mix of monthly payment plan revenues.
    As shown in the table above, Adjusted EBITDA is expected to increase in fiscal 2006 from 2005 as the mix of monthly payment plan revenues is expected to remain unchanged from current levels.
    2006 estimates of diluted EPS, EBITDA and Adjusted EBITDA reflect an estimate of the expected expense for the adoption of FAS 123(R), "Share-Based Payment", effective July 1, 2005, of approximately $5.0 million, or $0.26 per share.
    See the table on page 9 for a reconciliation of the non-GAAP financial measures as well as additional quarterly financial information. An explanation of the relevance of these non-GAAP measures is located on page 10.

    Conference Call Note:

    Vertrue's management will host a conference call at 9:00 a.m. Eastern Time on July 28, 2005 to discuss the Company's fourth quarter and full year results. To listen to the conference call, please dial
(800) 369-3147 five to ten minutes before the scheduled start time. Callers will need to enter pass code "VTRU". The conference call will also be available live on the investor relations page of the Company's web site at www.vertrue.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after completion of the call and will remain available until August 1, 2005. To listen to the audio replay, please call (866) 347-5812. A web cast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until August 1, 2005.

    About Vertrue:

    Headquartered in Stamford, Conn., Vertrue Incorporated is a leading consumer services marketing company. Vertrue gives consumers access to services that offer substantial discounts and convenience for important decisions in their everyday lives. Vertrue's valued services span healthcare, personal property, security/insurance, discounts and personals and are available to consumers through an array of online and offline channels. A premier marketing partner to corporate clients, Vertrue offers effective tools to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.


                         VERTRUE INCORPORATED
          CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (In thousands, except per share data)



                             Three months ended        Year ended
                                  June 30,              June 30,
                            --------------------  --------------------
                                2005       2004       2005       2004
                            ---------  ---------  ---------  ---------


Revenues                    $158,742   $133,232   $579,839   $488,739

Expenses:
 Marketing                    73,248     61,476    286,437    255,818
 Operating                    33,149     25,003    114,418     91,832
 General and administrative   29,410     27,426    108,231     85,826
 Arbitration award             5,458          -      5,458          -
 Amortization of
  intangible assets            2,437      1,546      8,201      2,393
                            ---------  ---------  ---------  ---------
Total expenses               143,702    115,451    522,745    435,869
                            ---------  ---------  ---------  ---------

Operating income              15,040     17,781     57,094     52,870
Interest expense, net         (4,558)    (4,304)   (18,805)    (6,621)
Other income (expense), net      346       (110)       652        349
                            ---------  ---------  ---------  ---------

Income before income taxes    10,828     13,367     38,941     46,598
Provision for income taxes    (3,111)    (5,346)   (13,392)   (18,638)
                            ---------  ---------  ---------  ---------
Net income                    $7,717     $8,021    $25,549    $27,960
                            =========  =========  =========  =========

Diluted earnings per share     $0.67      $0.66      $2.22      $2.29
                            =========  =========  =========  =========

Diluted shares used in
 earnings per share
 calculation                  12,804     13,251     12,973     13,208
                            =========  =========  =========  =========


                         VERTRUE INCORPORATED
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)


                              Three months ended       Year ended
                                   June 30,              June 30,
                             -------------------- --------------------
                                 2005       2004      2005       2004
                             ---------  --------- ---------  ---------
Operating Activities
  Net income                   $7,717     $8,021   $25,549    $27,960

Adjustments to reconcile net income to net cash provided by operating activities:

Revenues before deferral      148,140    121,034   544,928    456,467
Marketing costs
 before deferral              (70,635)   (55,177) (272,994)  (230,363)
Revenues recognized          (158,742)  (133,232) (579,839)  (488,739)
Marketing costs expensed       73,248     61,476   286,437    255,818
Depreciation and amortization   6,226      5,603    23,105     13,252
Deferred and other income taxes(3,063)     4,127       453     10,254
Tax benefit from
 employee stock plans             675         23     2,220      6,520
Other                            (597)       (38)     (423)       890
                             ---------  --------- ---------  ---------
Operating cash flow before
 changes in assets and
 liabilities                    2,969     11,837    29,436     52,059
 Net change in assets
  and liabilities               4,786     10,843     2,875     (4,111)
                             ---------  --------- ---------  ---------
Net cash provided by
 operating activities           7,755     22,680    32,311     47,948
                             ---------  --------- ---------  ---------

Investing Activities
 Acquisition of fixed assets   (3,599)    (2,181)  (11,006)    (7,057)
 Purchases of short
  term investments             (5,168)  (244,830) (402,630)  (650,750)
 Sales of short term
  investments                  15,712    124,850   507,260    535,770
 Acqusitions of
  businesses, net of cash
  acquired, and other
  investing activities        (11,550)  (114,916)  (77,237)  (114,916)
                             ---------  --------- ---------  ---------
Net cash (used in) provided
 by investing activities       (4,605)  (237,077)   16,387   (236,953)
                             ---------  --------- ---------  ---------

Financing Activities
  Net proceeds from
   issuance of stock              997     10,012    10,792     33,644
  Treasury stock purchases     (7,314)    (9,265)  (41,131)   (94,207)
 (Debt issuance costs)
  /Net proceeds from issuance
  of debt                         (41)   141,877      (844)   229,825
  Payments of long-term
   obligations                   (176)       (85)     (549)      (453)
                             ---------  --------- ---------  ---------
Net cash (used in) provided
 by financing activities       (6,534)   142,539   (31,732)   168,809
                             ---------  --------- ---------  ---------
Effect of exchange rate
 changes on cash and cash
 equivalents                       12         67       224        102
                             ---------  --------- ---------  ---------
Net (decrease) increase in
 cash and cash equivalents     (3,372)   (71,791)   17,190    (20,094)
Cash and cash equivalents
 at beginning of period        67,728    118,957    47,166     67,260
                             ---------  --------- ---------  ---------
Cash and cash equivalents
 at end of period             $64,356    $47,166   $64,356    $47,166
                             =========  ========= =========  =========


                        VERTRUE INCORPORATED
          CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                           (In thousands)
                                                 June 30,   June 30,
                                                   2005       2004
                                                ---------  ---------
Assets
Current assets:
 Cash and cash equivalents (1)                    $64,356    $47,166
 Restricted cash                                    3,411      3,120
 Short-term investments (1)                        16,223    119,980
 Accounts receivable                               12,559     10,557
 Other current assets                              11,252      8,119
 Membership solicitation and other deferred
 costs                                             39,226     52,428
                                                 ---------  ---------
Total current assets                              147,027    241,370
Fixed assets, net                                  39,062     36,540
Goodwill                                          201,499    125,675
Intangible and other assets, net                   59,574     49,577
                                                 ---------  ---------
Total assets                                     $447,162   $453,162
                                                 =========  =========

Liabilities and Shareholders' Deficit
Current liabilities:
 Current maturities of long-term obligations         $686       $338
 Accounts payable                                  42,077     35,185
 Accrued liabilities                               82,157     66,075
 Deferred membership fees                         108,117    138,381
 Deferred income taxes                              9,780     12,323
                                                 ---------  ---------
Total current liabilities                         242,817    252,302
Deferred income taxes                               9,702      4,354
Other long-term liabilities                         5,257      4,930
Long-term debt                                    237,814    237,659
                                                 ---------  ---------
Total liabilities                                 495,590    499,245
                                                 ---------  ---------


Shareholders' deficit:
  Common stock; $0.01 par value
   40,000 shares authorized; 19,703 issued
   (19,089 at June 30, 2004)                          197        191
  Capital in excess of par value                  169,463    156,457
  Accumulated earnings                             35,680     10,131
  Accumulated other comprehensive loss               (148)      (373)
  Treasury stock, 10,020 shares at cost
   (8,852 shares at June 30, 2004)               (253,620)  (212,489)
                                                 ---------  ---------
Total shareholders' deficit                       (48,428)   (46,083)
                                                 ---------  ---------
Total liabilities and shareholders' deficit      $447,162   $453,162
                                                 =========  =========

(1) Reclassification have been made to prior year amounts to conform to the current year presentation, including reclassifying
$112.3 million of auction rate securities from cash and cash equivalents to short-term investments at June 30, 2004.


                         VERTRUE INCORPORATED
                  ADDITIONAL INFORMATION (UNAUDITED)

KEY STATISTICS
                                      June      March     June
                                      2005      2005      2004
                                    --------  --------   --------
Marketing Services Revenue Before Deferral Mix:
Monthly                                 65%      59%      44%
Renewal annual                          27%      32%      42%
New annual                               8%       9%      14%

Marketing Services Price Points:
Monthly                             $13.37   $12.83   $11.41
New annual                         $101.00  $102.00  $107.00

Marketing Services Marketing Margin Before Deferral:
Monthly                                 38%      29%      33%
New annual                              25%      31%      35%
Total                                   50%      46%      54%

Average monthly members billed
 (in thousands)                      1,955    1,797    1,340




                                  Three months ended     Year ended
                                        June 30,          June 30,
                                   ----------------- -----------------
SEGMENT INFORMATION (in thousands):  2005     2004     2005     2004
                                   -------- -------- -------- --------
Revenue
  Marketing services               130,338  115,542  490,251  471,049
  Personals                         18,035   17,690   72,075   17,690
  Corporate and other               10,369        -   17,513        -
                                   -------- -------- -------- --------
  Total Revenues                   158,742  133,232  579,839  488,739
                                   ======== ======== ======== ========

EBITDA
  Marketing services                28,059   26,878   96,252   86,661
  Personals                          1,952    2,663    6,450    2,663
  Corporate and other               (9,016)  (6,902) (24,031) (23,947)
                                   -------- -------- -------- --------
  Total EBITDA                      20,995   22,639   78,671   65,377
                                   ======== ======== ======== ========

Adjusted EBITDA
  Marketing services                20,632   21,569   73,836   80,434
  Personals                          1,906    2,073    6,523    2,073
  Corporate and other               (9,532)  (6,902) (23,156) (23,947)
                                   -------- -------- -------- --------
  Total Adjusted EBITDA             13,006   16,740   57,203   58,560
                                   ======== ======== ======== ========

                         VERTRUE INCORPORATED
                RECONCILIATION OF NON-GAAP INFORMATION
                            (In thousands)
                              (Unaudited)

                            Three months ended         Year ended
                                 June 30,               June 30,
                           --------------------   --------------------
                               2005       2004        2005       2004
                           ---------  ---------   ---------  ---------

Reconciliation of Revenues before Deferral:

Revenues reported          $158,742   $133,232    $579,839   $488,739
Changes in deferred
 membership fees, net of
 deferred membership fees
 acquired                   (10,602)   (12,198)    (34,911)   (32,272)
                           ---------  ---------   ---------  ---------
Revenues before deferral   $148,140   $121,034    $544,928   $456,467
                           =========  =========   =========  =========

Reconciliation of Marketing Costs before Deferral:

Marketing expenses reported $73,248    $61,476    $286,437   $255,818
Changes in solicitation
 and other deferred costs    (2,613)    (6,299)    (13,443)   (25,455)
                           ---------  ---------   ---------  ---------
Marketing costs before
 deferral                   $70,635    $55,177    $272,994   $230,363
                           =========  =========   =========  =========

Reconciliation of Operating Cash
 Flow before Changes in Assets and Liabilities:
Operating cash flow before changes in assets and
 liabilities                 $2,969    $11,837     $29,436    $52,059
Changes in assets and
 liabilities                  4,786     10,843       2,875     (4,111)
                           ---------  ---------   ---------  ---------
Net cash provided by
 operating activities        $7,755    $22,680     $32,311    $47,948
                           =========  =========   =========  =========

Reconciliation of EBITDA and Adjusted EBITDA:

Net income                   $7,717     $8,021     $25,549    $27,960
Provision for income taxes    3,111      5,346      13,392     18,638
Interest and other
 expense, net                 4,212      4,414      18,153      6,272
Depreciation and amortization 5,955      4,858      21,577     12,507
                           ---------  ---------   ---------  ---------
EBITDA                       20,995     22,639      78,671     65,377
Change in deferred membership fees, net of
 deferred membership fees
 acquired                   (10,602)   (12,198)    (34,911)   (32,272)
Change in deferred solicitation and other
 deferred costs               2,613      6,299      13,443     25,455
                           ---------  ---------   ---------  ---------
Adjusted EBITDA             $13,006    $16,740     $57,203    $58,560
                           =========  =========   =========  =========

                         VERTRUE INCORPORATED
               ADDITIONAL QUARTERLY OUTLOOK INFORMATION
               (In thousands, except per share amounts)
                              (Unaudited)


                        First Quarter   Second Quarter    Full Year
                         Fiscal 2006     Fiscal 2006     Fiscal 2006
                       --------------- --------------- ---------------
Additional Quarterly Outlook Information:

Revenue                $152.0 - 154.0  $153.0 - 156.0  $630.0 - 640.0
EPS                      $0.49 - 0.51    $0.49 - 0.51    $2.03 - 2.13
Free Cash Flow           $(1.0) - 1.0      $1.0 - 2.0    $18.0 - 23.0

                         VERTRUE INCORPORATED
            RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION
                            (In thousands)
                              (Unaudited)

                        First Quarter  Second Quarter     Full Year
                         Fiscal 2006     Fiscal 2006     Fiscal 2006
                       --------------- --------------- ---------------
Reconciliation of Revenues before Deferral:

Revenues reported      $152.0 - 154.0  $153.0 - 156.0  $630.0 - 640.0
Changes in deferred
 membership fees        (10.0) - (8.0)           (1.0) (19.0) - (16.0)
                       --------------- --------------- ---------------
Revenues before
 deferral              $142.0 - 146.0  $152.0 - 155.0  $611.0 - 624.0
                       =============== =============== ===============

Reconciliation of Free Cash Flow:

Net cash provided by operating
 activities                $2.0 - 4.0      $4.0 - 5.0    $33.0 - 38.0
Deduct: Capital Expenditures      3.0             3.0            15.0
                       --------------- --------------- ---------------
Free Cash Flow           $(1.0) - 1.0      $1.0 - 2.0    $18.0 - 23.0
                       =============== =============== ===============

Reconciliation of EBITDA and Adjusted EBITDA:

Net income                 $5.3 - 5.7      $5.4 - 5.7    $22.8 - 24.0
Provision for income taxes  2.8 - 2.9       2.8 - 2.9     11.7 - 12.5
Interest and other
 expense, net                     4.7             4.7            18.8
Depreciation and amortization     6.2             6.2            24.7
                       --------------- --------------- ---------------
EBITDA                   $19.0 - 19.5    $19.1 - 19.5    $78.0 - 80.0
Changes in deferred
 membership fees        (10.0) - (8.0)      (1.0)      (19.0) - (16.0)
Change in deferred solicitation and
 other deferred costs             2.0       (3.0)           3.0 - 3.5
                       --------------- --------------- ---------------
Adjusted EBITDA          $11.0 - 13.5    $15.1 - 15.5    $62.0 - 67.5
                       =============== =============== ===============


                         VERTRUE INCORPORATED
                  EXPLANATION OF NON-GAAP INFORMATION

    The Company believes that Operating Cash Flow before Changes in Assets and Liabilities is an important measure of liquidity. Operating Cash Flow before Changes in Assets and Liabilities represents the actual cash flow generated in the period, excluding the timing of cash payments and receipts. This measure is used by management and by the Company's investors. However this measure is not a substitute for, or superior to, Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles. A reconciliation of Operating Cash Flow before Changes in Assets and Liabilities to Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles is presented above.
    The Company's management believes that revenues before deferral, marketing costs before deferral, and marketing margin before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary, current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral, which, when netted together, result in marketing margin before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid for or accrued for during the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement. Additionally, these measures are not a substitute for, or superior to, Revenue and Marketing Expense prepared in accordance with generally accepted accounting principles.
    Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.
    EBITDA is defined as net income plus interest and other expense, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus the changes in deferred revenue and deferred solicitation and other deferred costs. These measures are used by management and by the Company's investors to evaluate the performance of our business. However this measure is not a substitute for or superior to net income prepared in accordance with generally accepted accounting principles. A reconciliation of EBITDA and Adjusted EBITDA to net income prepared in accordance with generally accepted accounting principles is presented above.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635